Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Systems Reports Fourth Quarter and Fiscal 2023 Results and Progress Against Enhanced Execution Plan

Bill Ballhaus appointed as President and CEO

Management and Board of Directors aligned on strength of strategy and business model

Initial cost actions result in approximately $20 million to $22 million of net savings in fiscal 2024

Strong demand environment supports long-term outlook

ANDOVER, Mass. August 15, 2023 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported operating results for the fourth quarter and fiscal year 2023, ended June 30, 2023.
“In the fourth quarter, with the support of our newly refreshed senior leadership and Board of Directors, our management team took immediate action to assess and begin addressing Mercury's operational challenges,” said Bill Ballhaus, Mercury’s President and CEO. “We also reaffirmed that our strategy remains sound, as Mercury maintains a unique position at the intersection of technology and defense, with the potential to leverage a powerful long-term business model and benefit from strong secular growth in the market. As we deliver solutions and technologies that make defense platforms better today, we are confident in our ability to successfully realize the long-term value of Mercury as a national asset by continuing to make a difference in our customers' missions.”
He continued, “Our core business is performing well and predictably with solid margins. However, despite strong demand, a small number of our programs are facing short-term execution challenges, which have obscured the underlying strength of our core business. We believe these challenges are resolvable. We are already making progress, with two of the identified programs moving into production in the fourth quarter, and we believe the profitability of the core business will begin to emerge in fiscal 2024.”

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 2

“Looking ahead, we are aggressively prioritizing actions that will deliver the greatest impact, focusing our efforts on enhanced execution of challenged programs, building a thriving organic growth engine, addressing our cost structure, and accelerating free cash flow conversion. We believe the levers of value creation are in our control and we look forward to charting a path back to predictable organic revenue growth and profitability.”
Priorities and Focus Going Forward
Mercury’s enhanced execution plan includes four priority areas. By focusing on these priorities, management believes predictable, above-industry average growth with low- to mid- 20% adjusted EBITDA margins and strong cash flow is achievable over time.
•Delivering Predictable Results: A larger than normal mix of development programs and outsized costs associated with a handful of challenged programs have added variability and pressured fiscal 2023 results. Execution challenges on approximately 20 programs drove approximately $56 million of impact and forecasting volatility in the fiscal year. Management is mitigating the effects from the challenged programs by strengthening program oversight processes and management systems and transitioning challenged programs to higher margin, more predictable production annuities.
•Building a Thriving Organic Growth Engine: Mercury is well-positioned in attractive growth markets and benefiting from secular growth tailwinds. After years of inorganic growth and a book-to-bill averaging just over 1.0 for the past eight quarters, the Company is focused on growing its pipeline and targeting increased bookings aligned with Mercury's attractive and robust strategic positioning to achieve industry-leading organic growth.
•Expanding Margins: Efforts are underway to drive margin expansion through targeted improvements in both operating expense and gross margin. Management has taken initial actions to simplify the company’s organizational structure, facilitate clearer accountability, and align to current priorities. These first set of actions will generate approximately $24 million in annual net run rate cost savings, including approximately $20 million to $22 million net cost savings in fiscal 2024.
•Driving Improved Free Cash Flow Conversion and Release: The Company is focused on reducing net working capital primarily through the reduction of unbilled receivables and inventory. Working capital has grown from approximately 35% of revenue to approximately 65% of revenue in fiscal
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 3

2023, representing a significant future cash release opportunity over time as the Company returns to historical levels.
Fourth Quarter Fiscal 2023 Results
Total Company fourth quarter fiscal 2023 revenues were $253.2 million, compared to $289.7 million in the fourth quarter of fiscal 2022.
Total bookings for the fourth quarter of fiscal 2023 were $293.8 million, yielding a book-to-bill ratio of 1.16 for the quarter.
Total Company GAAP net loss and loss per share for the fourth quarter of fiscal 2023 was $8.2 million, and $0.15, respectively, compared to GAAP net income and earnings per share of $16.9 million, and $0.30, respectively, for the fourth quarter of fiscal 2022. Adjusted earnings per share (“adjusted EPS”) was $0.11 per share for the fourth quarter of fiscal 2023, compared to $0.81 per share in the fourth quarter of fiscal 2022.
Fourth quarter fiscal 2023 adjusted EBITDA for the total Company was $21.9 million, compared to $71.6 million for the fourth quarter of fiscal 2022. Excluding approximately $28.9 million of impact from approximately 20 challenged programs in the fourth quarter of fiscal 2023, adjusted EBITDA would have been $50.8 million.
Cash flows provided by operating activities in the fourth quarter of fiscal 2023 were $12.6 million, compared to cash flows used in operating activities of $19.4 million in the fourth quarter of fiscal 2022. Free cash flow, defined as cash flows from operating activities less capital expenditures for property and equipment, was $3.8 million for the fourth quarter of fiscal 2023 and $(27.6) million for the fourth quarter of fiscal 2022.
Full Year Fiscal 2023 Results
Full year fiscal 2023 revenues were $973.9 million, compared to $988.2 million for full year fiscal 2022.
Total bookings for fiscal 2023 were $1.08 billion, yielding a book-to-bill ratio of 1.10 for the year.
Total Company GAAP net loss and loss per share for fiscal 2023 was $28.3 million and $0.50, respectively, compared to GAAP net income and earnings per share of $11.3 million and $0.20,
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 4

respectively, for fiscal 2022. Adjusted earnings per share (“adjusted EPS”) was $1.00 per share for fiscal 2023, compared to $2.19 per share in fiscal 2022.
Fiscal 2023 adjusted EBITDA for the total Company was $132.3 million, compared to $200.5 million for fiscal 2022. Excluding approximately $56.3 million of impact from approximately 20 challenged programs in fiscal 2023, adjusted EBITDA would have been $188.6 million.
Cash flows used in operating activities in fiscal 2023 were $(21.3) million, compared to $(18.9) million in fiscal 2022. Free cash flow, defined as cash flows from operating activities less capital expenditures for property and equipment, was $(60.1) million for fiscal 2023 and $(46.5) million for fiscal 2022.
All per share information is presented on a fully diluted basis.
Backlog
Mercury’s total backlog at June 30, 2023 was $1.14 billion, a $102.1 million increase from a year ago. Of the June 30, 2023 total backlog, $716.4 million represents orders expected to be recognized as revenue within the next 12 months.
Leadership
In a separate press release, Mercury today announced that Mr. Ballhaus has been appointed President and Chief Executive Officer. He had been serving in these roles on an interim basis since June 24, 2023.
Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for fiscal year 2024. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in the Fourth Quarter and Fiscal 2023 Earnings Presentation and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance. All references in this press release to the full fiscal 2024 are to the 52-week period ending June 28, 2024.

For the full fiscal year 2024, revenues are forecasted to be in the range of $950.0 million to $1.00 billion, and GAAP net loss of $13.7 million to $5.9 million, or $0.24 to $0.10 loss per share, and approximately 58.0 million weighted average diluted shares outstanding. Adjusted EBITDA for
50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 5

the full fiscal year is expected to be approximately $160.0 million to $185.0 million, and adjusted EPS for the full fiscal year is expected to be approximately $1.14 to $1.48 per share.
Conference Call Information
Management will host a conference call and simultaneous webcast at 5:00 p.m. ET on Tuesday, August 15, 2023, to discuss Mercury's quarterly financial results, business highlights and outlook. In addition, Company representatives may answer questions concerning business and financial developments and trends, the Company's view on earnings forecasts, and other business and financial matters affecting the Company, the responses to which may contain information that has not been previously disclosed.
To attend the conference call or webcast, participants should register online at ir.mrcy.com/events-presentations. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. A replay of the webcast will be available two hours after the call and archived on the same web page for six months.
Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income, adjusted earnings per share (“adjusted EPS”), free cash flow, organic revenue and acquired revenue, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income, and adjusted EPS exclude certain non-cash and other specified charges. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, these non-GAAP measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 6

Mercury Systems – Innovation that Matters® by and for People Who Matter
Mercury Systems is a technology company that pushes processing power to the tactical edge, making the latest commercial technologies profoundly more accessible for today’s most challenging aerospace and defense missions. From silicon to system scale, Mercury enables customers to accelerate innovation and turn data into decision superiority. Mercury is headquartered in Andover, Massachusetts, and has 24 locations worldwide. To learn more, visit mrcy.com. (Nasdaq: MRCY)
Investors and others should note that we announce material financial information using our website (www.mrcy.com), SEC filings, press releases, public conference calls, webcasts, and social media, including Twitter (twitter.com/mrcy and twitter.com/mrcy_CEO) and LinkedIn (www.linkedin.com/company/mercury-systems). Therefore, we encourage investors and others interested in Mercury to review the information we post on the social media and other communication channels listed on our website.
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 7

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the Company's focus on enhanced execution of the Company's strategic plan under a refreshed Board and leadership team. You can identify these statements by the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of any U.S. federal government shutdown or extended continuing resolution, effects of geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in or cost increases related to completing development, engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. government’s interpretation of, federal export control or procurement rules and regulations, changes in, or in the interpretation or enforcement of, environmental rules and regulations, market acceptance of the Company's products, shortages in or delays in receiving components, supply chain delays or volatility for critical components such as semiconductors, production delays or unanticipated expenses including due to quality issues or manufacturing execution issues, failure to achieve or maintain manufacturing quality certifications, such as AS9100, the impact of the COVID pandemic and supply chain disruption, inflation and labor shortages, among other things, on program execution and the resulting effect on customer satisfaction, inability to fully realize the expected benefits from acquisitions, restructurings, and execution excellence initiatives or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, effects of shareholder activism, increases in interest rates, changes to industrial security and cyber-security regulations and requirements and impacts from any cyber or insider threat events, changes in tax rates or tax regulations, such as the deductibility of internal research and development, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, which difficulties may be impacted by the termination of the Company’s announced strategic review initiative, unanticipated challenges with the transition of the Company’s Chief Executive Officer and Chief Financial Officer roles, including any dispute arising with the former CEO over his resignation, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
David E. Farnsworth, CFO
Mercury Systems, Inc.
978-967-1991
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 8

Mercury Systems and Innovation That Matters are registered trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30,	July 1,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$71,563	$65,654
Accounts receivable, net	124,729	144,494
Unbilled receivables and costs in excess of billings	382,558	303,356
Inventory	337,216	270,339
Prepaid income taxes	—	7,503
Prepaid expenses and other current assets	20,952	23,906
Total current assets	937,018	815,252

Property and equipment, net	119,554	127,191
Goodwill	938,093	937,880
Intangible assets, net	298,051	351,538
Operating lease right-of-use assets, net	63,015	66,366
Deferred tax asset	27,099	—
Other non-current assets	8,537	6,188
Total assets	$2,391,367	$2,304,415

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$103,986	$98,673
Accrued expenses	28,423	34,954
Accrued compensation	30,419	44,813
Income taxes payable	13,874	—
Deferred revenues and customer advances	56,562	15,487
Total current liabilities	233,264	193,927

Deferred income taxes	—	32,398
Income taxes payable	5,166	9,112
Long-term debt	511,500	451,500
Operating lease liabilities	66,797	69,888
Other non-current liabilities	7,955	10,405
Total liabilities	824,682	767,230

Shareholders’ equity:
Preferred stock	—	—
Common stock	570	557
Additional paid-in capital	1,196,847	1,145,323
Retained earnings	357,439	385,774
Accumulated other comprehensive income	11,829	5,531
Total shareholders’ equity	1,566,685	1,537,185
Total liabilities and shareholders’ equity	$2,391,367	$2,304,415
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Fourth Quarters Ended		Twelve Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net revenues	$253,236	$289,729	$973,882	$988,197
Cost of revenues(1)	185,852	170,158	657,154	593,241
Gross margin	67,384	119,571	316,728	394,956

Operating expenses:
Selling, general and administrative(1)	32,011	44,017	160,637	157,044
Research and development(1)	27,611	24,565	108,799	107,169
Amortization of intangible assets	12,633	14,454	53,552	60,267
Restructuring and other charges	626	5,021	6,981	27,445
Acquisition costs and other related expenses	3,401	3,897	8,444	11,421
Total operating expenses	76,282	91,954	338,413	363,346

(Loss) income from operations	(8,898)	27,617	(21,685)	31,610

Interest income	724	19	1,053	143
Interest expense	(7,311)	(2,453)	(25,159)	(5,806)
Other income (expense), net	661	(2,654)	(2,751)	(7,552)

(Loss) income before income taxes	(14,824)	22,529	(48,542)	18,395
Income tax (benefit) provision	(6,588)	5,614	(20,207)	7,120
Net (loss) income	$(8,236)	$16,915	$(28,335)	$11,275

Basic net (loss) earnings per share	$(0.15)	$0.30	$(0.50)	$0.20

Diluted net (loss) earnings per share	$(0.15)	$0.30	$(0.50)	$0.20

Weighted-average shares outstanding:
Basic	56,798	55,607	56,554	55,527
Diluted	56,798	56,261	56,554	55,901

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$1,260	$813	$2,926	$2,161
Selling, general and administrative	$(2,397)	$9,678	$18,335	$30,116
Research and development	$1,444	$1,540	$6,492	$6,016
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Fourth Quarters Ended		Twelve Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Cash flows from operating activities:
Net (loss) income	$(8,236)	$16,915	$(28,335)	$11,275
Depreciation and amortization	22,502	23,396	97,329	93,417
Other non-cash items, net	(20,213)	15,448	(16,975)	35,377
Cash settlement for termination of interest rate swap	—	—	5,995	—
Changes in operating assets and liabilities	18,557	(75,194)	(79,268)	(158,938)

Net cash provided by (used in) operating activities	12,610	(19,435)	(21,254)	(18,869)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(209)	—	(243,464)
Purchases of property and equipment	(8,846)	(8,180)	(38,796)	(27,656)
Other investing activities	85	14	235	(3,200)

Net cash used in investing activities	(8,761)	(8,375)	(38,561)	(274,320)

Cash flows from financing activities:
Proceeds from employee stock plans	3,099	2,855	5,492	5,371
Borrowings under credit facilities	40,000	—	140,000	251,500
Payments under credit facilities	(40,000)	—	(80,000)	—
Payments of deferred financing and offering costs	—	(249)	—	(2,911)
Payments for retirement of common stock	—	(490)	(63)	(8,206)

Net cash provided by financing activities	3,099	2,116	65,429	245,754

Effect of exchange rate changes on cash and cash equivalents	174	(346)	295	(750)

Net increase (decrease) in cash and cash equivalents	7,122	(26,040)	5,909	(48,185)

Cash and cash equivalents at beginning of period	64,441	91,694	65,654	113,839

Cash and cash equivalents at end of period	$71,563	$65,654	$71,563	$65,654
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 12

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Other non-operating adjustments. The Company records other non-operating adjustments such as gains or losses on foreign currency remeasurement, investments and fixed asset sales or disposals among other adjustments. These adjustments may vary from period to period without any direct correlation to underlying operating performance.

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, financing leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of the Company’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangible assets primarily as a result of acquired intangible assets such as backlog, customer relationships and completed technologies but also due to licenses, patents and other arrangements. These intangible assets are valued at the time of acquisition or upon receipt of right to use the asset, amortized over the requisite life and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company’s adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 13

Acquisition, financing and other third party costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal, accounting, and other third party advisory fees. The Company may also incur third party costs, such as legal, banking, communications, proxy solicitation, and other third party advisory fees in connection with engagements by activist investors or unsolicited acquisition offers. Although the Company may incur such third party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facility as well as non-cash financing expenses associated with obtaining its credit facility. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although the Company may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company’s business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.

COVID related expenses. The Company incurred costs associated with the COVID pandemic. These costs relate primarily to enhanced compensation and benefits for employees as well as incremental supplies and services to support social distancing and mitigate the spread of COVID. These costs include expanded sick pay related to COVID, overtime, the Mercury Employee COVID Relief Fund, meals and other compensation-related expenses as well as ongoing testing for onsite employees. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based and other non-cash compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. The Company also incurs non-cash based compensation in the form of pension related expenses and matching contributions to its defined contribution plan. Although stock-based and other non-cash compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards, as well as pension actuarial assumptions. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation and other non-cash compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining a portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various
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Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 14

initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Fourth Quarters Ended		Twelve Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net (loss) income	$(8,236)	$16,915	$(28,335)	$11,275
Other non-operating adjustments, net	(1,586)	1,351	(1,589)	2,932
Interest expense, net	6,587	2,434	24,106	5,663
Income tax (benefit) provision	(6,588)	5,614	(20,207)	7,120
Depreciation	9,869	8,942	43,777	33,150
Amortization of intangible assets	12,633	14,454	53,552	60,267
Restructuring and other charges	626	5,021	6,981	27,445
Impairment of long-lived assets	—	—	—	—
Acquisition, financing and other third party costs	3,834	4,363	10,019	13,608
Fair value adjustments from purchase accounting	177	(294)	356	(2,009)
Litigation and settlement (income) expense, net	(1,246)	706	495	1,908
COVID related expenses	5	50	67	689
Stock-based and other non-cash compensation expense	5,859	12,059	43,031	38,459
Adjusted EBITDA	$21,934	$71,615	$132,253	$200,507

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 15

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment, which includes capitalized software development costs, and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Fourth Quarters Ended		Twelve Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net cash provided by (used in) operating activities	$12,610	$(19,435)	$(21,254)	$(18,869)
Purchases of property and equipment	(8,846)	(8,180)	(38,796)	(27,656)
Free cash flow	$3,764	$(27,615)	$(60,050)	$(46,525)

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 16

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share data)

Adjusted income and adjusted earnings per share (“adjusted EPS”) are non-GAAP measures for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends and allows for comparability with its peer company index and industry. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income as income before other non-operating adjustments, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses, and stock-based and other non-cash compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision(1). Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following tables reconcile the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Fourth Quarters Ended
	June 30, 2023		July 1, 2022
Net (loss) income and (loss) earnings per share	$(8,236)	$(0.15)	$16,915	$0.30
Other non-operating adjustments, net	(1,586)		1,351
Amortization of intangible assets	12,633		14,454
Restructuring and other charges	626		5,021
Impairment of long-lived assets	—		—
Acquisition, financing and other third party costs	3,834		4,363
Fair value adjustments from purchase accounting	177		(294)
Litigation and settlement (income) expense, net	(1,246)		706
COVID related expenses	5		50
Stock-based and other non-cash compensation expense	5,859		12,059
Impact to income taxes(1)	(5,909)		(9,088)
Adjusted income and adjusted earnings per share(2)	$6,157	$0.11	$45,537	$0.81

Diluted weighted-average shares outstanding		57,059		56,261

(1) Impact to income taxes is calculated by recasting income before income taxes to include the items involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the items.
(2) Adjusted earnings per share is calculated using diluted shares whereas Net loss is calculated using basic shares. There was a $0.01 impact to the calculation of adjusted earnings per share as a result of this for the fourth quarter ended June 30, 2023.
50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 17

	Twelve Months Ended
	June 30, 2023		July 1, 2022
Net (loss) income and (loss) earnings per share	$(28,335)	$(0.50)	$11,275	$0.20
Other non-operating adjustments, net	(1,589)		2,932
Amortization of intangible assets	53,552		60,267
Restructuring and other charges	6,981		27,445
Impairment of long-lived assets	—		—
Acquisition, financing and other third party costs	10,019		13,608
Fair value adjustments from purchase accounting	356		(2,009)
Litigation and settlement expense, net	495		1,908
COVID related expenses	67		689
Stock-based and other non-cash compensation expense	43,031		38,459
Impact to income taxes(1)	(27,776)		(32,309)
Adjusted income and adjusted earnings per share(2)	$56,801	$1.00	$122,265	$2.19

Diluted weighted-average shares outstanding		56,874		55,901

(1) Impact to income taxes is calculated by recasting income before income taxes to include the items involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the items.
(2) Adjusted earnings per share is calculated using diluted shares whereas Net loss is calculated using basic shares. There was no impact to the calculation of adjusted earnings per share as a result of this for the twelve months ended June 30, 2023.
50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 18

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Organic revenue and acquired revenue are non-GAAP measures for reporting financial performance of the Company’s business. Management believes this information provides investors with insight as to the Company’s ongoing business performance. Organic revenue represents total company revenue excluding net revenue from acquired companies for the first four full quarters since the entities’ acquisition date (which excludes intercompany transactions). Acquired revenue represents revenue from acquired companies for the first four full quarters since the entities’ acquisition date (which excludes intercompany transactions). After the completion of four full fiscal quarters, acquired revenue is treated as organic for current and comparable historical periods.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Fourth Quarters Ended		Twelve Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Organic revenue	$253,236	$289,729	$948,814	$982,153
Acquired revenue	—	—	25,068	6,044
Net revenues	$253,236	$289,729	$973,882	$988,197

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 19

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Fiscal Year Ending June 28, 2024
(In thousands)

The Company defines adjusted EBITDA as income before other non-operating adjustments, interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses, and stock-based and other non-cash compensation expense.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Fiscal Year Ending
	June 28, 2024(1)
	Range
	Low	High
GAAP expectation -- Net loss	$(13,700)	$(5,900)

Adjust for:
Other non-operating adjustments, net	(1,100)	(1,100)
Interest expense, net	33,800	33,800
Income tax provision	(23,100)	(6,000)
Depreciation	43,700	43,700
Amortization of intangible assets	47,500	47,500
Restructuring and other charges	9,200	9,200
Impairment of long-lived assets	—	—
Acquisition, financing and other third party costs	3,000	3,000
Fair value adjustments from purchase accounting	700	700
Litigation and settlement expense, net	—	—
Stock-based and other non-cash compensation expense	60,000	60,000
Adjusted EBITDA expectation	$160,000	$185,000

(1) Rounded amounts used.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2023 Results, Page 20

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Fiscal Year Ending June 28, 2024
(In thousands, except per share data)

The Company defines adjusted income as income before other non-operating adjustments, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses and stock-based and other non-cash compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision(3). Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following tables reconcile the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Fiscal Year Ending June 28, 2024(1)
	Range
	Low		High
GAAP expectation -- Net loss and loss per share(2)	$(13,700)	$(0.24)	$(5,900)	$(0.10)
Other non-operating adjustments, net	(1,100)		(1,100)
Amortization of intangible assets	47,500		47,500
Restructuring and other charges	9,200		9,200
Impairment of long-lived assets	—		—
Acquisition, financing and other third party costs	3,000		3,000
Fair value adjustments from purchase accounting	700		700
Litigation and settlement expense, net	—		—
Stock-based and other non-cash compensation expense	60,000		60,000
Impact to income taxes(3)	(39,600)		(27,500)
Adjusted income and adjusted earnings per share expectation	$66,000	$1.14	$85,900	$1.48

Diluted weighted-average shares outstanding expectation		58,000		58,000

(1) Rounded amounts used.
(2) Adjusted earnings per share is calculated using diluted shares whereas Net loss is calculated using basic shares. There was no impact to the calculation of adjusted earnings per share as a result of this for the twelve months ended June 28, 2024.
(3) Impact to income taxes is calculated by recasting income before income taxes to include the items involved in determining adjusted income and recalculating the income tax provision using this adjusted income from operations before income taxes. The recalculation also adjusts for any discrete tax expense or benefit related to the items.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. | +1-(978)-256-1300 | www.mrcy.com | twitter: @MRCY